Exhibit 10.28

Alliance Laundry Systems LLC

P.O. Box 990

Ripon, Wisconsin 54971

Executive Retention Bonus Program

January     , 2005

«Name»

«Address»

Dear «First_Name»:

Reference is made to (i) the Unit Purchase Agreement (the “UPA”) dated as of December 7, 2004, by and among Alliance Laundry Holdings LLC, its Securityholders and ALH Holding Inc. (“ALH”) and (ii) the term sheet letter agreement dated as of December 7, 2004, between ALH and Messrs. L’Esperance, Brothers, Rounds, Przybysz, Gaster, Wallace and Spiller (the “Term Sheet”).

Pursuant to Annex E of the Term Sheet, the Board of Directors of ALH has authorized and approved that terms of this retention bonus agreement and has caused Alliance Laundry Systems LLC (the “Company”) to grant you the opportunity to earn a special retention bonus in the amount of $«Retention_Bonus_Amount» (your “Executive Retention Bonus”), subject to the terms set forth below. Your Executive Retention Bonus will be paid to you, in cash, on the second anniversary of the Closing (as defined in the UPA), subject to your continued employment with the Company through such date (or as otherwise provided below).

In the event that your employment with the Company terminates for any reason prior to the second anniversary of the Closing, other than as a result of (a) a termination by the Company without Cause, or (b) your death or Disability, the amount otherwise payable to you hereunder as an Executive Retention Bonus shall be permanently and irrevocably forfeited to the Company as of the date you cease to be an employee. For purposes of your Executive Retention Bonus, the terms “Cause” and “Disability” shall have the meanings set forth in Appendix A to this letter. In the event your employment with the Company terminates prior to the second anniversary of the Closing because of (a) a termination by the Company without Cause, or (b) your death or Disability, you will retain your right to receive your Executive Retention Bonus on the second anniversary of the Closing.

Any rights that you may have in this arrangement shall be the rights of an unsecured creditor of the Company.

The amount payable to you pursuant to this letter will be subject to all applicable withholding obligations, and the amount will not be taken into account for purposes of calculating your compensation pursuant to any of the Company’s or its subsidiaries’ other benefit programs. Nothing in this letter will be deemed to confer on you any right to continued employment by the Company or any of its subsidiaries. The terms and conditions of this letter, and any similar letter between the Company and its other employees, are strictly confidential and you agree not to disclose this letter or any of its contents to any other person (other than members of your immediate family, and those of your personal financial advisors who need to know the information contained herein).

I look forward to working with you as we progress together.

Very Truly Yours,

ALLIANCE LAUNDRY SYSTEMS LLC

By:
Name:
Title:

Acknowledged and Agreed:

«Name»

APPENDIX A

As used herein, the following terms shall have the meanings set forth below:

“Cause” shall mean (i) the commission of a felony or the commission of any act or omission involving moral turpitude, dishonesty, disloyalty or fraud, (ii) conduct tending to bring the Company or any of its affiliates into public disgrace or disrepute, (iii) gross negligence or willful misconduct with respect to the Company or any of its affiliates, (iv) failure to accept and cooperate with actions and initiatives assigned to you by the Board of Directors of the Company, the Chief Executive Officer, or your direct supervisor, or (v) you or any member of your family shall engage in any Restricted Activity with any customer, supplier or other person having a business relation with the Company, without the prior written approval of the Board of Directors of the Company.

“Disability” shall mean a physical or mental impairment that renders you unable to perform the essential functions of your position even with reasonable accommodation (that does not impose an undue hardship on the Company), and which has lasted at least sixty (60) consecutive days. A physician selected by the Company or its insurers, and consented to by you or your personal representative shall make the determination of the existence of a Disability. Consent by you or your personal representative shall not be unreasonably withheld.

“Restricted Activity” means directly or indirectly owning any interest in, managing, controlling, participating in, consulting with, rendering services for, or in any manner engaging in any business with any customer, supplier or other person having a business relation with the Company; provided however that the term Restricted Activity shall not include passive ownership of less than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as the you have no active participation in the business of that corporation.

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